Exhibit 10.1

Execution Version

SENIOR SECURED CONVERTIBLE LOAN AGREEMENT

This Senior Secured Convertible Loan Agreement (the “Agreement”) is made and entered into as of January 27, 2022 (the “Effective Date”), by and between On Track Innovations Ltd., a company organized under the laws of the State of Israel with registration no. 520042862 (the “Company”), and Nayax Ltd., a company organized under the laws of the State of Israel with registration no. 513639013 (the “Lender” and together with the Company, the “Parties”).

WHEREAS, on January 10, 2022, the Company filed with the Nazareth District Court certain petitions under the Israeli Insolvency and Economic Rehabilitation Law – 2018 (the “Insolvency Proceedings”);

WHEREAS, on January 19, 2022, in order to avoid the Insolvency Proceedings, the Parties entered into a Term Sheet (the “Term Sheet”), pursuant to which the Lender, among other things, agreed to extend to the Company this senior secured convertible loan and subsequently, the Company’s petitions in the Insolvency Proceedings were, with the court’s approval, withdrawn by the Company;

WHEREAS, this Agreement is intended as the first step in a two-step transaction where ultimately the Lender shall purchase 100% of the share capital of the Company; and

WHEREAS, the board of directors of each Party has determined that it is in the best interests of the Company and the Lender, as applicable, to enter into this Agreement;

NOW, THEREFORE, in consideration of these premises, the respective covenants of the Company and the Lender set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	TERMS OF LOAN

1.1.	Loan. Subject to the terms of this Agreement, the Lender shall lend to the Company an amount of US$5,500,000 (five million and five hundred thousand U.S. dollars) (the “Principal Amount”). The Principal Amount, minus the Advancement (as defined below), shall be wired by the Lender to the Company (or directly to the Company’s creditors in such amounts and allocation as set out in Exhibit A to the extent the Company may so request from the Lender) no later than one (1) business day after the Effective Date, by means of wire transfer of immediately available funds.

1.2.	Advancement. The Company confirms that an amount of US$173,178 (one hundred seventy-three thousand and one hundred seventy-eight U.S. dollars)[1] was transferred on January 19, 2022, from the Lender, on behalf of the Company, to the Company’s employees’ bank accounts, as an advancement on account of the Principal Amount (the “Advancement”).

1.3.	Use of Proceeds. The Company undertakes to utilize the Principal Amount to fund only the items listed on Exhibit A attached hereto. Exhibit A also indicates what portions of the Principal Amount shall be paid to the Company, and what portions of the Principal Amount shall be paid directly to the Company’s creditors (including secured lenders). Until such time as the Company and the Lender shall enter into a Merger Agreement (as defined below), the Company shall provide the Lender with a periodic report outlining the uses of the Principal Amount in the previous week, in a form and timing to be agreed by the Parties.

1.4.	Additional Amounts. The Lender may, at its sole discretion, extend additional amounts to the Company under this Agreement (the “Additional Amounts”) in order, among other things, to allow the Company to pay its debts as they become due, provided that with respect to such Additional Amounts, if extended by the Lender to the Company (a) the uses of such Additional Amounts shall be approved in advance and in writing by the Lender, and (b) such Additional Amounts shall be deemed a part of the Principal Amount and the terms of the Agreement and any related security interest shall apply to such Additional Amounts in full.

1 Based on wire in an amount of ILS 541,180.73 dated January 19, 2022, and the Bank of Israel representative exchange rate of ILS 3.125 / $1.

1.5.	Interest. The Principal Amount shall bear interest at an annual compounded rate of 10% (ten percent), which shall accrue daily until the Maturity Date (as defined below) (the “Interest”). Each fiscal quarter, commencing on April 1, 2022 (and following on the first date of the first month of each subsequent quarter), the Company shall pay to the Lender the Interest accumulated during the previous quarter and any additional Value Added Tax (as applicable, upon receipt of an invoice), by a wire transfer of immediately available funds. The Principal Amount together with the accrued Interest, and any Additional Amounts (and any Interest accrued thereon) shall be referred to herein, in the aggregate, as the “Loan Amount”.

1.6.	Ranking. The Principal Amount shall be used, among other things, to irrevocably pay in full the Company’s debts to Bank Leumi and repayment of the loan under that certain loan financing agreement dated December 9, 2020 between the Company and Jerry L. Ivy, Jr., Descendants’ Trust, as amended (the “Ivy Agreement”). Upon full payment of the debts to Bank Leumi and the repayment in full of the loans under the Ivy Agreement (the “Secured Lenders Repayment”) and removal of security interests relating thereto, the Loan Amount shall rank senior to any other indebtedness of the Company.

1.7.	Repayment. The Principal Amount shall be due and payable in full by the Company on the second (2nd) anniversary of the Effective Date (the “Maturity Date”), by wire transfer to the Lender’s bank account which details shall be provided to the Company in writing prior to the Maturity Date. If the Maturity Date is not a business day in Israel, such payment shall be made on the following business day. Except for in the case of Conversion, the Principal Amount may not be repaid by the Company prior to the Maturity Date.

2.	COLLATERAL

2.1.	Floating Charge. On the Effective Date, the Company shall enter into a debenture, in the form attached hereto as Exhibit B, as security for the Loan Amount (including any Additional Amounts), granting to the Lender a first priority floating charge over all the assets of the Company as of the date hereof or hereafter acquired (the “Floating Charge”).

2.2.	Removal of Existing Charges. After the Effective Date, and provided that the Secured Lenders Repayment shall have taken place, the Company shall present to the Lender duly exercised approvals of all of the secured lenders of the Company approving the removal and release of the existing charges registered in the name of such secured lenders from the registry of the Companies Registrar, which approvals shall be filed with the Companies Registrar within one (1) business day from the date of receipt thereof.

2.3.	Negative Pledge. As of the Effective Date and until full and complete repayment of the Loan Amount, the Company shall not, without the Lender’s prior express written consent, create any lien, pledge, charge, encumbrance, hypothecation or similar arrangements or other third-party rights of any kind with respect to its assets or property, including intellectual property rights.

2.4.	Repayment on Maturity. Upon the repayment or conversion in full of the Loan Amount, the Lender shall promptly execute any documents required by the Company in order to remove the Floating Charge and Fixed Charges.

3.	CONVERSION

3.1.	At any time after the earlier to occur: (b) an Event of Default (as defined below), or (b) the completion of the Merger Agreement (as defined below), and prior to the repayment in full of the Loan Amount, the Lender shall be entitled, at its sole and absolute discretion, by written notice to the Company (the “Conversion Notice”), to demand to convert the entire outstanding Loan Amount into Ordinary Shares, par value NIS 0.1 each, of the Company (the “Ordinary Shares”), at a price per Ordinary Share equal to $0.043 (the “Conversion”). The Company shall take all necessary actions to cause the Conversion to occur within no more than three (3) business days from receipt of the Conversion Notice.

3.2.	Insufficient Registered Share Capital. If, upon receipt of a Conversion Notice, the Company shall not have sufficient registered capital to issue the Ordinary Shares required to perform the Conversion, then (a) it shall issue to the Lender the maximum number of Ordinary Shares then available within three (3) business days from receipt of the Conversion Notice, and (b) convene, within no more than fifty (50) days, a general meeting of the shareholders of the Company to: (i) increase the registered share capital to allow the Conversion in full; and (ii) to the extent required, approve the Conversion under Section 328 of the Companies Law, 1999 (“Section 328”). Should the general meeting of shareholders of the Company fail to approve the increase of the registered share capital of the Company as required in order to allow for the Conversion of the Loan Amount in full into Ordinary Shares, or that an approval under Section 328 is not obtained, then only such portion of the Loan Amount which conversion did not require the increase in the registered share capital of the Company and that does not violate Section 328, if applicable, shall be converted into Ordinary Shares; such failure shall constitute an “Event of Default” and the provisions of Section 4 of this Agreement shall apply with respect to the remainder of the Loan Amount not so converted.

3.3.	Until such time when the Loan Amount shall have been repaid in full or have otherwise been converted into Ordinary Shares, the Company shall not issue and shall not undertake to issue to any third party any shares, options, warrants, or any other instrument convertible into Ordinary Shares, without the prior written consent of the Lender.

4.	EVENTS OF DEFAULT

Any of the following events shall cause an event of default (each an “Event of Default”):

4.1.	Failure to timely pay the Loan Amount, or any portion thereof;

4.2.	Any representation, warranty or statement made by the Company in this Agreement (including the Exhibits herein), and/or in any filing made by the Company with the U.S. Securities and Exchange Commission (the “SEC”), or any other governmental agency, is incorrect, untrue or misleading in any material respect when it is made or deemed repeated;

4.3.	A breach by the Company of this Agreement, failure to fully or timely perform any covenant set forth herein or a legal determination by a court that the Agreement has not been duly authorized by the Company;

4.4.	Any material financial indebtedness of the Company or a subsidiary of the Company is not paid when due, or any security interests over any material part of the assets of the Company or any subsidiary of the Company is lawfully enforced;

4.5.	Any event that triggers an acceleration of any material rights or obligations of the Company or any subsidiary of the Company, such as rights held by employees and service providers, or repayment obligations towards lenders or noteholders;

4.6.	Any judgment made against the Company or any subsidiary of the Company which is not paid, stayed or discharged within thirty (30) days;

4.7.	The Company or any subsidiary of the Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they become due, or shall be adjudicated or declared bankrupt or insolvent or shall enter into any composition or other arrangement with its creditors generally;

4.8.	The commencement by the Company, by any of its subsidiaries, or by any third party, of any liquidation, insolvency, or winding up proceedings, provided that if any of the proceedings above was initiated by a third party, then the proceedings were not withdrawn or dismissed within fourteen (14 or the adoption of a resolution by the Company or any of its subsidiaries to commence any such proceedings;

4.9.	The appointment of a receiver or trustee over any part or the Company’s assets or any of its subsidiaries’ assets;

4.10.	The levy of an attachment or the institution of execution proceedings against all or a substantial part of Company’s or any of its subsidiaries’ assets, and the levy is not discharged or stayed (whether through the posting of a bond or otherwise) within fourteen (14) days after the occurrence thereof;

4.11.	Any event or series of events occur(s), which in the reasonable opinion of the Lender (after receiving a written explanation from the Company within three (3) business days of the Lender’s written notice to the Company regarding the facts triggering the material adverse effect) has a material adverse effect on the ability of the Company or any subsidiary of the Company to comply with any of its material obligations hereunder;

4.12.	The Company and the subsidiaries of the Company cease, threaten to cease, or suspend carrying on their business or a material part of their business;

4.13.	Failure to enter into the Merger Agreement. Failure to (a) put to the vote of the Company’s shareholders’, by May 5, 2022, a Merger Agreement between the Company and the Lender (the “Merger Agreement”), in form and substance to the Lender’s satisfaction, or (b) have the Merger Agreement approved by the Company’s board of directors or the Company’s shareholders by May 31, 2022;

4.14.	Breach of Section 6.1 [Exclusivity] or Section 6.2 [Standstill] of this Agreement; or

4.15.	Failure to approve the share capital increase in connection with the Conversion, in accordance with Section 3.2 of this Agreement.

Notwithstanding the above, any event that occurs primarily from a set of circumstances that existed as of the Effective Date and were disclosed to the Lender (including with respect to any past due debts the Company disclosed to the Lender) shall not be deemed an Event of Default.

5.	REMEDIES UPON AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default, at the election of the Lender in its sole discretion: (a) the Loan Amount shall become immediately due and payable by the Company only (“Acceleration”); or (b) the interest on the Loan Amount shall be increased to an annual rate of 16% (sixteen percent), calculated in accordance with Section 1.5 of this Agreement retroactively as of the date on which the Event of Default occurred, until actual payment (the “Step-up Rate”). Should the Lender elect Acceleration, the Step-up Rate shall apply until actual payment thereof. Value Added Tax shall be added to any payment hereunder.

6.	EXCLUSIVITY & STANDSTILL

6.1.	Exclusivity. From the Effective Date and until the earlier to occur of: (i) consummation of the Merger Agreement, or (ii) the date that is six months following the Effective Date (the “Exclusivity Period”), the Company, its board of directors, any of its executive officers, their agents or representatives in their capacity as such (collectively, the “Standstill Parties”) shall cease all discussions, negotiations, solicitation of offers, or provision of information to any third party regarding a competing transaction.

6.2.	Standstill. None of the Standstill Parties shall sell, transfer, pledge or perform any other transactions with the Company’s shares or debt, during Exclusivity Period except with the prior written approval of the Lender. The Company shall not enter into, during the Exclusivity Period, any loan, financing, credit or similar agreement with any third party, except for with Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

6.3.	Ordinary Course. Except as expressly permitted by this Agreement or with the prior written consent of the Lender (not to be unreasonably withheld, conditioned or delayed), during the Exclusivity Period, the Company shall, and shall cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) comply in all material respects with all applicable laws and the requirements of all of its material contracts, (c) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (d) keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or with the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed), during the Exclusivity Period, the Company shall not, and shall not permit any of its subsidiaries to: (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, (ii) incur or assume any indebtedness, borrow any funds, guarantee any indebtedness unless in the ordinary course of business consistent with past practice, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, (iii) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any lien or pledge any of its properties or assets, (iv) make any capital expenditure in excess of US$25,000, (v) directly or indirectly acquire, dispose or invest in any equity interest or businesses of any person, (vi) enter into, terminate or amend any material contract, (vii) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, other than with respect to employees – in the ordinary course of business consistent with past practices, (viii) make any changes in financial or tax accounting methods, principles or practices, (ix) amend the Company’s articles of association or other governing documents or any governing documents of any subsidiary of the Company, (x) pay, discharge, settle or satisfy any claims, liabilities, indebtedness or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), (xi) settle or compromise any litigation or proceeding, and (xii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of the Company set forth in this Agreement to be untrue or delay the ability of the Parties to satisfy any of the terms and conditions forth in this Agreement. Nothing in the above shall prevent the Company from continue to operate its business as done before, on a consistent basis.

7.	COMPANY REPRESENTATIONS

The Company hereby represents and warrants, as of the Effective Date, as follows. Any reference in this Section 7 to the Company shall be deemed to apply to the Company and all of its subsidiaries. Other than the express representation set forth below, the Company does not make any additional representations, and the transaction set forth in this Agreement is entered into on an "as is" basis without any other representations or warranties.

7.1.	Due Incorporation and Power. The Company is a corporation duly organized and validly existing under the laws of the state of Israel (with respect to any of its subsidiaries, any other relevant jurisdiction, as applicable) and has the power to own and lease its properties and to carry on its business as now being conducted and as proposed to be conducted.

7.2.	Power and Authority. Unless otherwise provided in this Agreement, no consents, authorizations or approvals of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Agreement by Company, or such consents shall have been obtained. The Company is not aware of any party claiming that the transactions set forth herein or in the Term Sheet were not duly approved.

7.3.	No Violations. The consummation of the transactions contemplated hereunder and the performance of the Company’s obligations hereunder do not violate the provisions of the articles of association of the Company, and will not result in any breach of, or constitute a default under, any agreement or instrument to which the Company is a party or under which it is bound. The execution of the Term Sheet, this Agreement, and any ancillary document herein and therein (the “Transaction Documents”) and performance of the transactions contemplated hereby and thereby by the Company have been authorized by the Company’s Board of Directors, and the Transaction Documents have been executed and delivered by the Company.

7.4.	No Consents. Unless otherwise provided in this Agreement, the execution and performance of the Transaction Documents by the Company will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b)s require the consent or approval of any person or entity.

7.5.	Intellectual Property. In this Agreement, all patents, trademarks, service marks, trade names, copyrights and all trade secrets, including know-how, invention, designs, processes, computer programs, algorithms, drawings, photographs, models, and any other form of intellectual property, shall collectively be referred to herein as “Intellectual Property”. The Company’s registered or registrable Intellectual Property is listed on Exhibit C hereto (the “Registered IP”). Intellectual Property which is not listed in Exhibit C shall be referred to as “Un-Registered IP”. Other than any pledges in favor or Bank Leumi or under the Ivy Agreement, the Company possesses all right, title, and interest in and to the Registered IP (it being understood that with respect to patents, the foregoing representations shall apply only to the ownership of a patent application and the inventions covered thereunder and not as a representation regarding the patentability of any invention or the scope of any patent that may be granted pursuant to such application). All Un-Registered IP which the Company currently uses or intends to use is either owned by the Company or the Company has the right to use such Un-Registered IP pursuant to written license, sublicense, agreement, or permission, free and clear of any security interest, third party rights and royalties or other fees. Each item of Intellectual Property owned or used by the Company immediately prior to the Effective Date will be owned or available for use by the Company on substantially the same terms and conditions immediately subsequent to the Effective Date.

7.6.	No Infringement. (i) To the Company’s best knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of any third party nor will the conducting by it of its business, or use of the Intellectual Property, as presently conducted and as proposed to be conducted interfere, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third party; (ii) since January 1, 2019, the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party) and to the Company’s best knowledge there is no basis for such; and (iii) to the Company’s best knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property of the Company.

7.7.	Protection of IP Rights and Trade Secrets. The Company takes such action to maintain and protect each item of Intellectual Property that it owns or uses which actions are reasonable and customary in the industry in which the Company operates. All of the Company’s confidential information is being (and has been) continuously maintained in confidence by the Company by taking reasonable precautions to protect and prevent its disclosure to unauthorized parties. The Company has complied in all material respects with the requirements of, and has filed all material documentation required in dealing with, all patent and trademark offices and any other patent registry agency in which its patent applications were filed; and all patents (if any) and patent applications are in effect, and, to the Company’s best knowledge, there is no prior art or any other possible claim which renders the inventions of the Company referred to in the patents, patent applications and related documentation (if any) invalid in any manner.

7.8.	Litigation. Except for potential claims from the Company's creditors that were disclosed to the Lender, the Company is not: (i) subject to any outstanding injunction, judgment, order, decree, writ, stipulation, ruling, or charge of any court or any governmental agency or any arbitrator; or (ii) a party or to the Company’s knowledge, is threatened in writing to be made a party to, any action, suit, proceeding, hearing, complaint, charge or investigation of, in, or before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator or other method of settling disputes or disagreements. The Company does not know, anticipate, or has any basis to believe that any such action, suit, proceeding, hearing, complaint, charge or investigation may be brought or threatened against the Company and the Company does not intend to initiate any such action, suit, proceeding, hearing, complaint, charge or investigation. Without derogating from any of the foregoing, there is no action, suit, proceeding, or investigation pending or to the Company’s knowledge, currently threatened in writing involving any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreement with prior employers.

7.9.	Financial Statements. Attached as Exhibit D hereto are (a) unaudited consolidated financial statements of the Company as of and for the period that ended on September 30, 2021, (b) the audited financial statements of the Company as of and for the period that ended on December 31, 2020 (collectively (a) and (b) - the “Financial Statements”), and (c) the trial balance sheets as of December 31, 2021. The Financial Statements: (i) have been prepared in accordance with accounting practices generally accepted in the United States (“US GAAP”) applied on a consistent basis, (ii) are in accordance with the books and records of the Company, and (iii) are true and correct in all respects and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations and cash flows for the periods therein specified; provided, however, that, other than the audited Financial Statements, the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. All proper and necessary books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with generally accepted principles consistently applied relating to all transactions to which the Company has been a party. Except as set forth in the Financial Statements, the Company has no known liabilities, contingent or otherwise, and obligations under contracts and commitments incurred in the ordinary course of business and not required under US GAAP to be reflected in the Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with US GAAP.

7.10.	Compliance with Law and other Instruments. The Company has conducted its business in accordance with all applicable laws of the countries in which it is conducting or has conducted its business and is not in violation or default that could cause a material adverse effect on the Company with respect to any law, or judgment of any court or any governmental agency, or any of the Company’s permits. To the Company’s best knowledge, there is no existing law, rule, regulation or order which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it currently proposes to conduct business.

7.11.	Debts and Loan Facilities. Except as set forth in Exhibit E, there are no debts owing by or liabilities of the Company, nor has the Company borrowed or lent any money which has not yet been repaid. Other than with respect to the financing by Bank Leumi, the Company is not in default under any instrument constituting any material indebtedness or under any guarantee of any material indebtedness and no event has occurred which, under the terms of any such instrument or guarantee, such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

7.12.	Security Interests. Exhibit F sets forth any and all the security interests existing in connection with any tangible or intangible assets and other property of the Company. Except as set forth in Exhibit F, no other security interest is existing and/or registered on the assets and property of the Company, except for the security interests created for the benefit of the Lender hereunder.

7.13.	Reports. The Company has filed or furnished all material forms, reports and documents with the SEC and other governmental agency that it has been required to file or furnish under any applicable securities or other law (all such forms, reports and documents, including exhibits and schedules, filed or furnished, together with any amendments thereto, the “Reports”). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing), (i) the Reports complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the Sarbanes-Oxley Act and any other applicable law, and (ii) the Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.14.	Liabilities. Except as set forth in the Reports, Financial Statements and Exhibit E and except for normal liabilities arising in the ordinary course of business consistent with past practice, the Company does not have any liabilities, either accrued, contingent or otherwise, whether due or to become due, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on the Company.

7.15.	Capitalization. As of the date hereof, the authorized and registered share capital of the Company is NIS 12,000,000, divided into 120,000,000 Ordinary Shares, 75,775,393 shares of which are issued and outstanding as of the Effective Date (except, for the avoidance of doubt, treasury shares). As of the Effective Date, the Company’s share capital also consists of the following securities: options outstanding that are issued under the 2001 stock option plan of the Company (the “Option Plan”) – 546,500 options, options remaining available for future issuance under the Option Plan - 3,886,046 options, 6,000,000 shares reserved under the Company’s 2021 Incentive Option Plan, of which 3,615,500 shares have been, or are committed, to be issued to employees and directors. In addition, up to 14,175,927 Ordinary Shares are reserved for issuance upon conversion under the Ivy Agreement. Except as set forth herein and as arising under this Agreement, there are no other shares, convertible or other securities, outstanding warrants, options, or other rights to subscribe for, purchase, or acquire from the Company any securities of the Company, or under which the Company is, or may become, obligated to issue any securities.

7.16.	Taxation. The Company (i) other than as disclosed to the Lender, has timely filed (taking into account any extensions of time in which to file) all returns and reports (including elections, declarations and disclosures) relating to VAT, income taxes, deductions and withholding taxes, social security and any other applicable taxes (“Tax Returns”) required to be filed with any governmental authority by the Company and (ii) other than as set forth in Exhibit E, has paid, or adequately reserved (in accordance with US GAAP) on the most recent Financial Statements for the payment of, all taxes required to be paid. The Company is not aware of any outstanding dispute, audit, investigation, proceeding or claim with any relevant taxation authority in relation to any material liability of the Company for taxation, any material relief, deduction, or allowance afforded to it, or in relation to the status or characterization of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to taxation.

8.	GENERAL PROVISIONS

8.1.	Entire Agreement; Amendment; Waiver. This Agreement, along with Term Sheet, constitute the full and entire understanding and agreement between the Parties hereto with regard to the subject matters hereof. In case of any contradiction or discrepancy between this Agreement and the Term Sheet, the provisions of this Agreement shall override, provided that nothing in this Agreement shall derogate from the Parties’ obligations under the Term Sheet (including, specifically, with respect to the Break-up Fee (as defined in the Term Sheet)). Any term of this Agreement may be amended with the written consent of the Company and the Lender. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Except as otherwise provided for herein, the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought.

8.2.	Successors and Assigns; Assignment. Each of the Parties shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided that the Lender may assign or transfer its rights under this Agreement without the Company’s consent to any entity controlled by, controlling (directly or indirectly), or under common control of the Lender (the term 'control' shall be as defined under the Securities Law of 1968). The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.3.	Further Actions. At any time and from time to time, each of the Parties agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the other Party's opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected hereby and thereby.

8.4.	No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement other than as expressly set forth herein.

8.5.	Governing Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Israel. The competent courts in Tel Aviv-Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement, and each of the Parties irrevocably submits to the exclusive jurisdiction of such court.

8.6.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.7.	Reporting. The Lender acknowledges that this Agreement and relating documents, such as the Debenture, may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and that the Company may therefore be required to file such documents as an exhibits to reports or registration statements filed under the Securities Act of 1933 or the Exchange Act. The Lender further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first hereinabove written.

COMPANY

On Track Innovations Ltd.

By:	/s/ Amir Eilam	/s/ Assaf Cohen
Title:	Chief Executive Officer	Chief Financial Officer

LENDER

Nayax Ltd.

By:	/s/ Yair Nechmad	/s/ David Ben Avi
Title:	Chief Executive Officer	Cofounder and Chief Technology Officer

[Signature Page to Senior Secured Convertible Loan Agreement]